EXHIBIT 10.1.2

                                NOTE

1,400,000                                         June 10, 1996


     FOR VALUE RECEIVED, the undersigned, NORTH AMERICAN GAMING AND ENTERTAINMENT CORPORATION (the "Maker"), hereby promises to pay to the order of INTERNATIONAL TOURS, INC. (the "Payee") the principal amount of One Million Four Hundred Thousand and No/100 Dollars ($1,400,000.00), together with interest at a rate per annum equal to nine percent (9%), commencing effective as of June 1, 1996. Interest payable under this Note shall be computed on the basis of a 365-day year and actual days elapsed.

     This Note will be paid in thirty-one (31) equal monthly installments of principal and interest of Fifty Thousand and No/100 Dollars ($50,000.00) each, commencing on July 1, 1996 and continuing thereafter on the first day of each succeeding calendar month, and (ii) one final installment of $27,414.22 to be made on February 1, 1999 equal to the remaining unpaid principal and accrued interest hereunder.

     This Note is the IT Cruise Note referenced in that certain Agreement and Plan of Merger (the "Agreement") entered into effective June 7, 1996, by and between Maker, Payee and various other parties relating to the purchase and sale of all of the issued and outstanding shares of common stock of IT Cruise, Inc. by Maker from Payee.

     This Note is secured by and entitled to the benefits of that certain Security Agreement (herein so called) entered into of even date herewith by Maker and Payee.

     Except as otherwise expressly provided herein, Maker and each surety, endorser, and guarantor of this Note hereby severally waives demand and presentation for payment, notice of non-payment, protest and notice of protest, and the diligence of bringing suit against any party hereto and consents that time of payment may be extended from time to time without notice thereof to him, her or it.

     All amounts payable hereunder by Maker shall be payable to the Payee at the address set forth below or at such other place as Payee or the holder hereof may, from time to time, indicate in writing to Maker, and shall be made by Maker in lawful money of the United States by check or in cash at such place of payment.

     This Note may be prepaid in whole or in part at any time and from time to time without premium or penalty. Any partial prepayments shall be applied first to any overdue interest and then to the outstanding principal installments in inverse order of maturity.

     If any payment required to be made hereunder becomes due and payable on a non-business day, the maturity thereof shall extend to the next business day and interest shall be payable at the rate applicable thereto during such extension. The term "business day" shall mean a calendar day excluding Saturdays, Sundays or other days on which banks in the State of Texas are required or authorized to remain closed.

     If this Note is placed in the hands of an attorney for collection, Maker agrees to pay reasonable attorneys' fees and costs and expenses of collection, including but not limited to court costs.

     Upon the failure of prompt and timely payment when due of any installment of principal or interest under this Note, such failure continuing for fifteen (15) calendar days after notice thereof from Payee to Maker, then Payee, at its option, may declare the entire unpaid balance of principal and accrued interest hereunder to be immediately due and payable.

     This Note shall be governed by and construed in accordance with the laws of the State of Texas and applicable laws of the United States.

     In no contingency or event whatsoever shall the amount paid or agreed to be paid by Maker, received by Payee, or requested or demanded to be paid by Maker exceed the maximum amount permitted by applicable law. In the event any such sums paid to Payee by Maker would exceed the maximum amount permitted by applicable law, Payee shall automatically apply such excess to the unpaid principal amount of this Note or, if the amount of such excess exceeds the unpaid principal amount of this Note, such excess automatically shall be applied by Payee to the unpaid principal amount of other indebtedness, if any, owed by Maker to Payee, or if there be no such other indebtedness, such excess shall be paid to Maker. All sums paid or agreed to be paid by Maker, received by Payee, or requested or demanded to be paid by Maker which are or hereafter may be construed to be or in respect of compensation for the use, forbearance, or detention of money shall, to the extent permitted by applicable law, be amortized, prorated, spread and allocated throughout the full term of all indebtedness of Maker to Payee, to the end that the actual rate of interest hereon shall never exceed the maximum rate of interest permitted from time to time by applicable law.

     EXECUTED as of the date first above written.


Address of Payee:                  NORTH AMERICAN GAMING AND
                                   ENTERTAINMENT CORPORATION
International Tours, Inc.
5810 E. Skelly Drive
Suite 1800                         By:  ______________________
Tulsa, OK 74135                         Its: _________________